PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(2)
(To Prospectus dated January 25, 2006)     Registration Statement No. 333-131266



                                 Morgan Stanley
                       Morgan Stanley DirectSecurities(SM)

                              -------------------

We, Morgan Stanley, may offer from time to time our DirectSecurities(SM), which we also refer to in this prospectus supplement as our notes. The specific terms of any notes that we offer will be included in a pricing supplement. The notes will have the following general terms:

o  The notes will mature more than     o  The notes will be our direct unsecured
   nine months from the date of issue.    senior obligations.

o  The notes will bear interest at a   o  The notes will be held in global form
   fixed rate, which maybe zero.          by The Depository Trust Company,
                                          except for certain limited
o  The notes will pay interest, if        circumstances.
   any, on the dates stated in the
   applicable pricing supplement.

The pricing supplement may also specify that the notes will have additional terms, including the following:

o  The notes may be either callable    o  The notes may be puttable to us upon
   by us or puttable by you.              the death of a beneficial owner.

We will specify the final terms of the notes, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement.

                              -------------------

Investing in the notes involves risks.  See "Risk Factors" beginning on page 5.

                              -------------------

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated and Morgan Stanley DW Inc., our wholly-owned subsidiaries, have agreed to use reasonable efforts to solicit offers to purchase these securities as our agents. The agents may also purchase these securities as principal at prices to be agreed upon at the time of sale. The agents may resell any securities they purchase as principal at prevailing market prices, or at other prices, as the agents determine.

Morgan Stanley & Co. Incorporated and Morgan Stanley DW Inc. may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the securities in market-making transactions.

                              -------------------

                                 MORGAN STANLEY

January 25, 2006

                               TABLE OF CONTENTS

Prospectus Supplement             Page  Prospectus                          Page
---------------------             ----  ----------                          ----

Summary...........................S-3   Summary................................3
Risk Factors......................S-5   Foreign Currency Risks.................7
Description of DirectSecurities...S-6   Where You Can Find More Information....9
Notes Offered On A Global               Consolidated Ratios of Earnings to
    Basis........................S-11     Fixed Charges and Earnings to
United States Federal Taxation...S-11     Fixed Charges and Preferred Stock
Plan Of Distribution.............S-11     Dividends...........................11
Legal Matters....................S-13   Morgan Stanley........................12
                                        Use of Proceeds.......................13
                                        Description of Debt Securities........13
                                        Description of Units..................39
                                        Description of Warrants...............45
                                        Description of Purchase Contracts.....47
                                        Description of Capital Stock..........49
                                        Forms of Securities...................59
                                        Securities Offered on a Global Basis
                                            Through the Depositary............63
                                        United States Federal Taxation........67
                                        Plan of Distribution..................71
                                        Legal Matters.........................73
                                        Experts...............................73
                                        ERISA Matters for Pension Plans
                                          and Insurance Companies.............74


You should rely only on the information contained or incorporated by reference in this prospectus supplement, the prospectus and the applicable pricing supplement. We have not authorized anyone else to provide you with different or additional information. We are offering to sell these notes and seeking offers to buy these notes only in jurisdictions where offers and sales are permitted.

                                    SUMMARY

     The following summary describes the notes we are offering under this program in general terms only. You should read the summary together with the more detailed information contained in this prospectus supplement, in the accompanying prospectus and in the applicable pricing supplement.

     We, Morgan Stanley, may offer from time to time the notes described in this prospectus supplement. We will sell the notes primarily in the United States, but we may also sell them outside the United States or both in and outside the United States simultaneously. We refer to the notes offered under this prospectus supplement as "Morgan Stanley DirectSecurities(SM)" or our "notes." We refer to the offering of the Morgan Stanley DirectSecurities as our "DirectSecurities program."

Issuer..........................  Morgan Stanley

Agents..........................  Morgan Stanley & Co. Incorporated
                                  Morgan Stanley DW Inc.

Securities......................  Morgan Stanley DirectSecurities(SM)

Denominations...................  The notes will be issued and sold in denominations of $1,000 and integral multiples of $1,000, or in any other denomination provided in the applicable supplement.

Status..........................  The notes will be our direct unsecured senior obligations. The notes will rank equally with our other unsecured senior indebtedness.

Maturities......................  Each note will mature more than nine months from its issue date.

Interest........................  Each note will bear interest from its issue date at a fixed rate per year, which may be zero.

                                  Interest on each note will be payable either monthly, quarterly, semi-annually or annually on each interest payment date and on the maturity date. If a note is redeemed or repurchased prior to maturity, interest also will be paid on the date of redemption or repayment.

                                  Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

Principal.......................  The principal amount of each note will be payable on its maturity date at the corporate trust office of the paying agent or at any other place we may designate. If, however, a note is redeemed or repurchased prior to maturity, the principal amount of the note will be paid on the date of redemption or repayment.

Survivor's Option...............  If specified in the applicable pricing supplement, the notes will be subject to repayment prior to maturity upon the death of a beneficial owner who owned the notes for at least six months. The right to require repayment in these circumstances is referred to herein as the "Survivor's Option," which is subject to limits both on the permitted dollar amount exercisable by the estate of any deceased owner in any calendar year and on the permitted dollar amount exercisable by the estates of all deceased owners in the aggregate in any calendar year.

Redemption and Repayment........  Unless stated in the applicable pricing supplement, the notes will not be redeemable at our option or repayable at the option of the holder prior to the maturity date. Unless stated in the applicable pricing supplement, the notes will be unsecured and will not be subject to any sinking fund.

Trustee.........................  JPMorgan Chase Bank, N.A. (formerly known as
                                  JPMorgan Chase Bank)

Forms of notes..................  The notes that we offer under our
                                  DirectSecurities program will be issued in fully registered form and will be represented by a global note registered in the name of a nominee of The Depository Trust Company, as depositary, except in limited circumstances. For information on The Depository Trust Company's book-entry system, see "Forms of Securities--The Depositary" in the accompanying prospectus.

How to reach us.................  You may contact us at our principal executive offices at 1585 Broadway, New York, New York
                                  10036 (telephone number (212) 761-4000).

                                  RISK FACTORS

     Your investment in the notes involves certain risks, not all of which are described in this prospectus supplement. You should consult your own financial, tax and legal advisors as to the risks entailed by your investment in the notes and the suitability to you of the notes in light of your particular circumstances.

There May Not Be Any Trading Market for Your Notes; Many Factors Affect the Trading Market and Value of Your Notes.

     Upon issuance, your notes will not have an established trading market. We cannot assure you that a trading market for your notes will ever develop, or if one develops, that it will be maintained. In addition to our creditworthiness, many factors affect the trading market for, and trading value of, your notes. These factors include:

     o    the time remaining to the maturity of your notes;

     o    the outstanding amount of notes with terms identical to your notes;

     o    the redemption or repayment features, if any, of your notes; and

     o the level, direction and volatility of market interest rates generally.

     You should also be aware that there may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes, or your ability to sell your notes at all.

Redemption May Adversely Affect Your Return on the Notes

     If your notes are redeemable at our option, we may choose to redeem your notes at times when prevailing interest rates are relatively low. In addition, if your notes are subject to mandatory redemption, we may be required to redeem your notes also at times when prevailing interest rates are relatively low. As a result, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the notes being redeemed.

Survivor's Option May Be Limited in Amount

     We have the discretionary right to limit the aggregate principal amount of notes subject to the Survivor's Option that may be exercised in any calendar year to an amount equal to the greater of (i) $5,000,000 or (ii) 5% of the principal amount of all notes outstanding under our DirectSecurities program as of the end of the most recent calendar year and subject to the Survivor's Option. We also have the discretionary right to limit to $500,000 in any calendar year the aggregate principal amount of notes subject to the Survivor's Option that may be exercised in such calendar year on behalf of any individual deceased owner of a beneficial interest in a note. Accordingly, no assurance can be given that exercise of the Survivor's Option for the desired amount will be permitted in any single calendar year.

Our Credit Ratings May Not Reflect All Risks of an Investment in the Notes

     Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of your notes. Our credit ratings, however, may not reflect the potential impact of risks related to market or other factors discussed above on the value of your notes.

Additional risks specific to particular securities issued under our DirectSecurities program will be detailed in the applicable pricing supplements.

                        DESCRIPTION OF DIRECTSECURITIES

     Investors should carefully read the general terms and provisions of our debt securities in "Description of Debt Securities" in the accompanying prospectus. This section supplements that description. The pricing supplement will add specific terms for each issuance of notes and may modify or replace any of the information in this section and in "Description of Debt Securities" in the prospectus.

General Terms of Notes

     We describe generally how principal and interest payments on the notes are made, how exchanges and transfers of the notes are effected, how fixed rates of interest on the notes are calculated and how redemption of the notes may be effected by us or our repurchase of the notes required by you under "Description of Debt Securities" in the accompanying prospectus. We will issue the notes under the Senior Debt Indenture (as defined in the accompanying prospectus under "Description of Debt Securities--Indentures"). The notes will constitute a single series under that indenture, together with any medium-term notes we issue in the future under that indenture that we designate as being part of that series. We may create and issue additional notes with the same terms as previous issuances of notes, so that the additional notes will be considered as part of the same issuance as the earlier notes.

     Ranking. The notes will rank on a parity with all other senior indebtedness (as defined in the accompanying prospectus) of Morgan Stanley and with all other unsecured and unsubordinated indebtedness of Morgan Stanley, subject to statutory exceptions in the event of liquidation upon insolvency.

     Outstanding Indebtedness of Morgan Stanley. The Senior Debt Indenture does not limit the amount of additional indebtedness that we may incur. At August 31, 2005, we had outstanding approximately $131 billion of senior indebtedness (including approximately $20 billion aggregate principal amount of debt securities outstanding under the Senior Debt Indenture, approximately $70 billion aggregate principal amount of debt securities outstanding under an amended and restated senior indenture, dated as of May 1, 1999, between us and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank) as trustee, and approximately $12 billion of senior indebtedness consisting of guaranteed obligations of the indebtedness of subsidiaries), approximately $4 billion of subordinated indebtedness, approximately $3 billion of junior subordinated indebtedness and approximately $66 million of Capital Units (as defined in the accompanying prospectus under "Description of Capital Stock--Outstanding Capital Stock"). Subsequent to August 31, 2005 and through November 30, 2005, additional senior notes in an aggregate principal amount of approximately $12.8 billion were issued and repayments of $2.2 billion were made.

     Terms Specified in Pricing Supplements. A pricing supplement will specify the following terms of any issuance of the notes to the extent applicable:

     o    the specific designation of the notes;

     o    the issue price (price to public);

     o    the aggregate principal amount;

     o    the denominations or minimum denominations;

     o    the original issue date;

     o    the stated maturity date;

     o whether the notes are fixed rate notes and/or notes with original issue discount;

     o the rate per year at which the notes will bear interest, if any, and the dates on which interest will be payable;

     o whether the notes may be redeemed, in whole or in part, at our option or repaid at your option, prior to the stated maturity date, and the terms of any redemption or repayment;

     o whether the notes will be subject to repayment pursuant to the Survivor's Option;

     o    whether the notes will be listed on any stock exchange;

     o whether the notes will be offered on a global basis to investors through Euroclear and Clearstream, Luxembourg as well as through the Depositary (each as defined below); and

     o    any other terms on which we will issue the notes.

Forms of Notes

     We will offer the notes on a continuing basis and will issue notes only in fully registered form as book-entry notes. Morgan Stanley will issue the notes in denominations of $1,000 or any amount greater than $1,000 that is an integral multiple of $1,000 or in any other denomination provided in the pricing supplement. References to "holders" mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through one or more depositaries.

     Morgan Stanley will issue one or more global certificates representing the entire issue of notes. Except as set forth in the prospectus under "Forms of Securities--Global Securities," you may not exchange book-entry notes or interests in book-entry notes for certificated notes.

     Each global note certificate representing book-entry notes will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of the Depositary or a nominee of the Depositary. These certificates name the Depositary or its nominee as the owner of the notes. The Depositary maintains a computerized system that will reflect the interests held by its participants in the global notes. An investor's beneficial interest will be reflected in the records of the Depositary's direct or indirect participants through an account maintained by the investor with its broker/dealer, bank, trust company or other representative. A further description of the Depositary's procedures for global notes representing book-entry notes is set forth under "Forms of Securities--The Depositary" in the accompanying prospectus. The Depositary has confirmed to us, the agents and each trustee that it intends to follow these procedures.

Interest Payments

     Unless otherwise specified in the applicable pricing supplement, the "interest payment dates" for each interest-bearing note will be as follows:

     Interest Payment Frequency      Interest Payment Date
     --------------------------      ---------------------

     Monthly.......................  Fifteenth day of each calendar month, beginning in the first calendar month
                                     following the month the note was issued.

     Quarterly.....................  Fifteenth day of every third month, beginning in the third calendar month
                                     following the month the note was issued.

     Semiannual....................  Fifteenth day of every sixth month, beginning in the sixth calendar month
                                     following the month the note was issued.

     Annual........................  Fifteenth day of every twelfth month, beginning in the twelfth calendar month
                                     following the month the note was issued.

Discount Notes

     Some notes may be considered to be issued with original issue discount, which must be included in income for U.S. federal income tax purposes at a constant yield. We refer to these notes as "discount notes." See the discussion under "United States Federal Taxation--Tax Consequences to U.S. Holders--Discount Notes" in the accompanying prospectus. In the event of a redemption or repayment of any discount note or if any discount note is declared to be due and payable immediately as described under "Description of Debt Securities--Events of Default" in the prospectus, the amount of principal due and payable on that note will be limited to:

     o    the aggregate principal amount of the note multiplied by the sum of

          o its issue price, expressed as a percentage of the aggregate principal amount, plus

          o the original issue discount accrued from the date of issue to the date of redemption, repayment or declaration, expressed as a percentage of the aggregate principal amount.

     For purposes of determining the amount of original issue discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for a discount note, original issue discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the initial period (as defined below), corresponds to the shortest period between interest payment dates for the applicable discount note (with ratable accruals within a compounding period), and an assumption that the maturity of a discount note will not be accelerated. If the period from the date of issue to the first interest payment date for a discount note (the "initial period") is shorter than the compounding period for the discount note, a proportionate amount of the yield for an entire compounding period will be accrued. If the initial period is longer than the compounding period, then the period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable original issue discount discussed above may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), certain discount notes may not be treated as having original issue discount within the meaning of the Code, and notes other than discount notes may be treated as issued with original issue discount for federal income tax purposes. See the discussion under "United States Federal Taxation" in the accompanying prospectus. See the applicable pricing supplement for any special considerations applicable to these notes.

Optional Redemption of the Notes by Morgan Stanley

     The pricing supplement will indicate either that the notes cannot be redeemed prior to maturity or will indicate the terms of our option to redeem the notes.

Repayment Upon Exercise of Survivor's Option

     If specified in the applicable pricing supplement, the estate of a deceased beneficial owner of a note will be eligible for a Survivor's Option. A "Survivor's Option" is our agreement with the beneficial owner of a note to repurchase that note, in whole or in part, if requested, upon the death of that beneficial owner occurring at least six months after its acquisition.

     If a Survivor's Option is exercised, we will repay any note that is properly tendered for repayment by or on behalf of the person that has authority to act on behalf of the deceased owner of that note under the laws of the appropriate jurisdiction at a price equal to 100% of the unpaid principal amount of the beneficial interest to be repaid, together with unpaid interest accrued thereon to the date of repayment, subject to the discretionary limits on the principal amount of notes we may be required to repurchase in any calendar year both from any such estate or from all such estates in the aggregate, as more fully described below. For a discussion of repayment of Discount Notes, see "--Discount Notes" above.

     To be valid, the Survivor's Option must be exercised by or on behalf of the person who has authority to act on behalf of the deceased beneficial owner of the note (which may be the personal representative of or the executor of the estate of the deceased beneficial owner or the surviving joint owner with the deceased beneficial owner) under the laws of the applicable jurisdiction.

     A beneficial owner of a note is a person who has the right, immediately prior to such person's death, to receive the proceeds from the disposition of that note, as well as the right to receive payment of the principal of the note.

     The death of a person owning a note in joint tenancy or tenancy by the entirety with another or others will be deemed the death of the owner of that note, and the entire principal amount of that note will be subject to repayment as described above.

     The death of a person owning a note by tenancy in common will be deemed the death of an owner of that note only with respect to the deceased owner's interest in that note. However, if a note is held by husband and wife as tenants in common, the death of either spouse will be deemed the death of the owner of that note, and the entire principal amount of that note will be subject to repayment as described above.

     Notes beneficially owned by a trust will be regarded as beneficially owned by each beneficiary of the trust to the extent of that beneficiary's interest in the trust. The death of a beneficiary of a trust will be deemed the death of the beneficial owner of the notes beneficially owned by the trust to the extent of that beneficiary's interest in the trust. The death of an individual who was a tenant by the entirety or joint tenant in a tenancy which is the beneficiary of a trust will be deemed the death of the beneficiary of the trust. The death of an individual who was a tenant in common in a tenancy which is the beneficiary of a trust will be deemed the death of the beneficiary of the trust only with respect to the deceased holder's beneficial interest in the note, unless a husband and wife are the tenants in common, in which case the death of either will be deemed the death of the beneficiary of the trust.

     The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interests of ownership of a note will be deemed the death of the owner of that note if the beneficial interest can be established to the satisfaction of the Trustee. The beneficial interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act, community property or other joint ownership arrangements between a husband and wife and custodial and trust arrangements where one person has substantially all of the beneficial interests of ownership in a note during his or her lifetime.

     We have the discretionary right to limit the aggregate principal amount of notes subject to a Survivor's Option that may be exercised in any calendar year (the "Annual Put Limitation") to an amount equal to the greater of (i) $5,000,000 or (ii) 5% of the principal amount of all notes outstanding under our DirectSecurities program as of the end of the most recent calendar year and subject to the Survivor's Option. We also have the discretionary right to limit the aggregate principal amount of notes subject to a Survivor's Option that may be exercised in any calendar year on behalf of any individual deceased owner of a beneficial interest in a note to $500,000 (the "Individual Put Limitation"). In addition, we will not permit the exercise of a Survivor's Option for an amount that is less than $1,000 or that will result in a note with a principal amount of less than $1,000 to remain outstanding.

     Other than tenders of notes that are not accepted during one calendar year as a result of either the Annual Put Limitation or the Individual Put Limitation, an otherwise valid election to exercise the Survivor's Option may not be withdrawn, and after such exercise, the notes with respect to which the Survivor's Option has been exercised may not be transferred prior to repayment by us. Each election to exercise a Survivor's Option will be accepted in the order received by the Trustee, except for a note the acceptance of which would contravene the Annual Put Limitation or the Individual Put Limitation. Notes accepted for repayment pursuant to exercise of the Survivor's Option will be repaid no later than the first Interest Payment Date that occurs 20 or more calendar days after the date of the acceptance. Each note submitted for repayment that is not accepted in any calendar year due to the application of the Annual Put Limitation or the Individual Put Limitation will be deemed to be tendered on the first day of the following calendar year in the order in which all such notes were originally tendered, unless the election to exercise the Survivor's Option is withdrawn after such non-acceptance. If a note submitted for repayment pursuant to a valid election of the Survivor's Option is not accepted, the Trustee will deliver a written notice by first-class mail to the authorized person for the deceased beneficial owner that states the reason that particular note has not been accepted for repayment.

     With respect to notes represented by a global note, the Depositary or its nominee will be treated as the registered holder of the notes and will be the only entity that can exercise the Survivor's Option for such notes. To obtain repayment pursuant to the exercise of the Survivor's Option for a note represented by a global note, the deceased owner's authorized person must provide the following items to the Depositary's participant (the "Participant") through which the related beneficial interest is owned:

     o a written instruction to such Participant to notify the Depositary of the authorized person's desire to obtain repayment pursuant to exercise of the Survivor's Option;

     o appropriate evidence that (a) the deceased was the owner of a beneficial interest in the related note at the time of death and for at least six months prior to his or her death, (b) the death of the owner has occurred and (c) the person has authority to act on behalf of the deceased owner;

     o if the beneficial interest in the related note is held by a nominee of the deceased owner, a certificate or letter from the nominee attesting to the deceased owner's ownership of a beneficial interest in such note;

     o a written request for repayment signed by the authorized person for the deceased owner (which includes a detailed description of the notes, including CUSIP number and maturity date, the deceased's social security number and the date of death of the deceased) with signature guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States;

     o    if applicable, a properly executed assignment or endorsement;

     o tax waivers and any other instruments or documents reasonably required in order to establish the validity of the ownership of the beneficial interest in the related note and the claimant's entitlement to payment; and

     o any additional information reasonably required to document the ownership or authority to exercise the Survivor's Option and to cause the repayment of the related note.

     In turn, the applicable Participant will deliver each of these items to the Trustee, together with evidence satisfactory to the Trustee from the Participant stating that it represents the deceased owner of the beneficial interest in the related note.

     Apart from our discretionary right to limit the aggregate principal amount of notes subject to a Survivor's Option that may be exercised in any one calendar year as described above, all other questions regarding the eligibility or validity of any exercise of the Survivor's Option will (subject to the following sentence) be determined by the Trustee, in its sole discretion, which determination will be final and binding on all parties. In making any determinations hereunder, the Trustee may elect, in the exercise of its own discretion, to consult with Morgan Stanley personnel and seek our advice, but it is in no way obligated to do so. The Trustee may conclusively rely on the advice provided to it by Morgan Stanley in connection herewith, which advice we have agreed to provide upon such request and which will be final and binding on all parties. The Trustee will not be liable to any person for any loss arising from any election on its part to seek our advice (whether such loss arises from any resulting delay or otherwise).

     The applicable Participant will be responsible for disbursing payments received from the Trustee to the authorized person for the deceased owner.

     If applicable, we will comply with the requirements of Section 14(e) of the Exchange Act, and the rules promulgated thereunder, and any other securities laws or regulations in connection with any repayment of notes at the option of the registered holders thereof.

                        NOTES OFFERED ON A GLOBAL BASIS

     If we offer any of the notes under our DirectSecurities program on a global basis, we will so specify in the applicable pricing supplement. The additional information contained in the accompanying prospectus under "Securities Offered on a Global Basis Through the Depositary--Book-Entry, Delivery and Form" and "--Global Clearance and Settlement Procedures" will apply to every offering on a global basis. The additional provisions in the prospectus described under "Securities Offered on a Global Basis Through the Depositary--Tax Redemption" and "--Payment of Additional Amounts" will apply to notes offered on a global basis only if we so specify in the applicable pricing supplement.


                         UNITED STATES FEDERAL TAXATION

     Please refer to the section of the accompanying prospectus called "United States Federal Taxation" for the material U.S. federal income tax consequences of ownership and disposition of the notes.

     You should also consult the applicable pricing supplement for any additional discussion regarding U.S. federal income taxation with respect to the specific notes offered thereunder.

                              PLAN OF DISTRIBUTION

     We are offering the notes on a continuing basis exclusively through Morgan Stanley & Co. Incorporated and Morgan Stanley DW Inc., which we refer to individually as an "agent" and together as the "agents," who have agreed to use reasonable efforts to solicit offers to purchase these notes. We will have the sole right to accept offers to purchase these notes and may reject any offer in whole or in part. Each agent may reject, in whole or in part, any offer it solicited to purchase notes. Unless otherwise specified in the applicable pricing supplement, we will pay an agent, in connection with sales of these notes resulting from a solicitation that agent made or an offer to purchase that agent received, a commission ranging from .2% to 3.0% of the initial offering price of the notes to be sold, depending upon the maturity of the notes. We and the agent will negotiate commissions for notes with a maturity of 30 years or greater at the time of sale.

     We may also sell these notes to an agent as principal for its own account at discounts to be agreed upon at the time of sale within the range of the commissions stated above or as otherwise disclosed in the applicable pricing supplement. That agent may resell these notes to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as that agent determines and as we will specify in the applicable pricing supplement. An agent may offer the notes it has purchased as principal to other dealers. That agent may sell the notes to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount that agent will receive from us. After the initial public offering of notes that an agent is to resell on a fixed public offering price basis, the agent may change the public offering price, concession and discount.

     Each of the agents may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). We and the agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities. We have also agreed to reimburse the agents for specified expenses.

     We estimate that we will spend approximately $5,070,500 for printing, rating agency, trustee's and legal fees and other expenses allocable to the offering of the DirectSecurities notes and other securities currently registered on our shelf registration statement and estimate that we will spend corresponding amounts with respect to any additional notes that we may register on our shelf registration statement in the future.

     Unless otherwise provided in the applicable pricing supplement, we do not intend to apply for the listing of these notes on a national securities exchange, but have been advised by the agents that they intend to make a market in these notes, as applicable laws and regulations permit. The agents are not obligated to do so, however, and the agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for these notes.

     Morgan Stanley & Co. Incorporated and Morgan Stanley DW Inc. are our wholly-owned subsidiaries. The agents will conduct each offering of these notes in compliance with the requirements of Rule 2720 of the NASD regarding an NASD member firm's distributing the securities of an affiliate. Following the initial distribution of these notes, each agent may offer and sell those notes in the course of its business as a broker-dealer. An agent may act as principal or agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. The agents may use this prospectus supplement in connection with any of those transactions. The agents are not obligated to make a market in any of these notes and may discontinue any market-making activities at any time without notice.

     Underwriter, agents and dealers participating in offerings of the notes that are not our affiliates may presently or from time to time engage in business transactions with us, including extending loans to us.

     Neither of the agents nor any dealer utilized in the initial offering of these notes will confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

     In order to facilitate the offering of these notes, the agents may engage in transactions that stabilize, maintain or otherwise affect the price of these notes. Specifically, the agents may sell more securities than they are obligated to purchase in connection with the offering, creating a short position for their own accounts. A short sale is covered if the short position is no greater than the number or amount of notes available for purchase by the agents under any overallotment option. The agents can close out a covered short sale by exercising the overallotment option or purchasing these notes in the open market. In determining the source of notes to close out a covered short sale, the agents will consider, among other things, the open market price of these notes compared to the price available under any overallotment option. The agents may also sell these notes in excess of an overallotment option, if any, creating a naked short position. The agents must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the agents are concerned that there may be downward pressure on the price of these notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agents may bid for, and purchase, these notes in the open market to stabilize the price of these notes. Finally, in any offering of the notes through a syndicate of underwriters or dealer group, the agent acting on behalf of the underwriting syndicate or for itself may also reclaim selling concessions allowed to an underwriter or a dealer for distributing these notes in the offering, if the agent repurchases previously distributed securities to cover syndicate short positions or to stabilize the price of these notes. Any of these activities may raise or maintain the market price of these notes above independent market levels or prevent or retard a decline in the market price of these notes. The agents are not required to engage in these activities, and may end any of these activities at any time.

     Concurrently with the offering of these notes through the agents, we may issue other debt securities under the indenture referred to in this prospectus supplement or otherwise. Those debt securities may include (i) medium-term notes and units under our Series F prospectus supplement, which we refer to as the Series F medium-term notes and the Series F units, respectively, and (ii) medium-term notes and units under our Series G and Series H prospectus supplement, which we refer to as the Euro medium-term notes and the Euro units, respectively, and together with the Series F medium-term notes and the Series F units, the Other Medium-Term Securities. The Other Medium-Term Securities may have terms substantially similar to the terms of the notes offered under this prospectus supplement. The Series F medium-term notes and the Series F units may be offered concurrently with the offering of these notes, on a continuing basis in the United States by us, under a distribution agreement with Morgan Stanley & Co. Incorporated and Morgan Stanley DW Inc., as our agents, which we refer to as the U.S. Distribution Agreement. The Euro medium-term notes and Euro units may be offered concurrently with the offering of these notes, on a continuing basis outside the United States by us, under a distribution agreement with Morgan Stanley & Co. International Limited, as our agent. The terms of that distribution agreement, which we refer to as the Euro Distribution Agreement, are substantially similar to the terms of the U.S. Distribution Agreement and the distribution agreement relating to the notes, except for selling restrictions specified in the Euro Distribution Agreement.

Notes Offered on a Global Basis

     If the applicable pricing supplement indicates that any of our notes will be offered on a global basis, those registered global notes will be offered for sale in those jurisdictions outside of the United States where it is legal to make offers for sale of those securities.

     Each of the agents has represented and agreed, and any other agent through which we may offer any notes on a global basis will represent and agree, that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes the applicable pricing supplement, this prospectus supplement or the accompanying prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes, and we shall not have responsibility for the agent's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

     With respect to sales in any jurisdiction outside of the United States of such securities offered on a global basis, purchasers of any notes offered on a global basis may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.


                                 LEGAL MATTERS

     The validity of the notes will be passed upon for Morgan Stanley by Davis Polk & Wardwell or other counsel who is satisfactory to the agents and who may be an officer of Morgan Stanley. Sidley Austin LLP will pass upon some legal matters relating to the notes for the agents. Sidley Austin LLP has in the past represented Morgan Stanley and continues to represent Morgan Stanley on a regular basis and in a variety of matters.